Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of People’s Utah Bancorp, of our report dated March 13, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of People’s Utah Bancorp, which report appears in the Annual Report on Form 10-K of People’s Utah Bancorp for the year ended December 31, 2019.

/s/ Moss Adams LLP

Spokane, Washington

June 10, 2020